EXHIBIT 99.1

Senomyx 2013 Executive Bonus Plan

The Senomyx 2013 Executive Bonus Plan (the “Bonus Plan”) has been designed to align plan participants with the goals and business strategy of Senomyx, Inc. (“Senomyx” or “the Company”).  This Bonus Plan is an important part of the Company’s commitment to recognize employees who contribute significantly to successful company performance and attainment of important business results.  Specifically, the objectives of the Bonus Plan are as follows:

•                  Attract, retain and reward highly skilled individuals by providing competitive incentives to employees of the Company who contribute significantly to company success

•                  Align plan participants with Senomyx’s business objectives and performance expectations

•                  Together with an employee’s base salary, long-term equity incentives and other components of compensation, create an appropriate balance of incentives for executive employees to achieve both near-term and long-term strategic objectives

Performance Period

The Bonus Plan is primarily intended to reward participants for their individual and corporate performance for the 2013 calendar year, although it is understood that the Compensation Committee of the Board of Directors (the “Compensation Committee”) may also consider events and performance after December 31, 2013 and until the date of any actual bonus determination under the Bonus Plan in measuring performance and determining the amount of an award, if any, under the Bonus Plan.

Eligibility

Employees of the Company with a title of Vice President or above as of January 1, 2013 are initially eligible for the Bonus Plan. If following January 1, 2013 an individual is promoted or hired to the position of Vice President at any time during the 2013 calendar year, then the individual will also be automatically eligible to participate under the Bonus Plan on a pro-rata basis, unless otherwise specifically provided by the Board of Directors or the Compensation Committee (see below “Mid-Year Promotions or New Hires”).

Bonus Opportunity

The range of bonus opportunity as a percentage of 2013 base salary for each participant is as follows:

Title	Threshold	Target	Maximum
CEO and Chairman of the Board	30%	60%	90%
President and COO	22.5%	45%	67.5%
Executive and Senior Vice President	20%	40%	60%
Vice President	17.5%	35%	52.5%

Corporate Performance

Performance under the Bonus Plan will be determined 100% on the basis of the Company’s achievement against 2013 corporate goals, but the Compensation Committee also retains the flexibility to consider other factors. For instance, our performance management system also measures each executive’s performance competencies and impact on the organization.  Using performance factors such as these, the Compensation Committee may also consider adjusting the calculated bonus payout which may result in an increase or decrease to an individual’s actual bonus payout. The Compensation Committee retains the right, more broadly to modify and administer the Bonus Plan, as described below under “Payout and Administration”.

Our corporate goals for the year are established by our Board of Directors and are weighted based on importance between financial, commercial- and research-based objectives.  Our corporate goals are collectively designed to be stretch goals intended to be challenging but attainable.  100% goal achievement would represent a high level of success in our discovery and development programs coupled with achievement of our numerous financial and commercial goals.

Award Determination

Bonus payments under the Bonus Plan, if any, will be made at the discretion of the Compensation Committee. A minimum corporate goal achievement of greater than 50% is required prior to payout of any bonus under the Bonus Plan. If the corporate goal achievement is less than 50%, no payouts will be made unless the Compensation Committee, in its sole discretion, determines that there are other factors that merit consideration in the determination of bonus awards and that collectively or independently of the Company’s corporate goal achievement merit the payment of a bonus award.  Unless other factors are applicable, Target bonuses would typically be paid if a corporate goal achievement of 75% is obtained, subject to the final determination of any bonus award by the Compensation Committee.  Maximum bonuses would be considered if a corporate achievement of 100% is obtained, subject to the final determination of any bonus award by the Compensation Committee.  Applying the formula contemplated by the Bonus Plan, the specific bonus payout would be based on a linear continuum from threshold to maximum (every 1% attainment above the threshold is worth 2% in incremental bonus opportunity as a percent of target) — but the actual bonus payment will be made at the discretion of the Compensation Committee.

Form of Bonus Payment

The Compensation Committee retains the discretion to pay bonus awards in full or in part in the form of cash or as “Stock Awards” under the 2004 Equity Incentive Plan, as amended from time to time, or any simlar equity incentive plan that is subsequently adopted by the Company. In the case that the Compensation Committee elects to grant Stock Awards, the form and number of such awards shall be determined by the Compensation Committee in its sole discretion.

Mid-year Promotions and New Hires

In the event of a mid-year promotion the bonus will be calculated pro-rata at the salary and target level, first, prior to the promotion, and second, after the promotion based on the actual number of days in each position. In the event of a new hire at the Vice President level or above, the bonus will be determined on a pro-rata basis at the salary and target level for the actual number of days of employment during the applicable year.

Payout and Administration

Payment of bonuses, whether in the form of cash or as a Stock Award, will be made as soon as practical after the end of the plan year, but generally not later than March 15, 2014.  Participants must be actively employed at the time of payout to be eligible for any bonus payment.  The Compensation Committee must approve all payments. The Compensation Committee can modify the Bonus Plan, including timing and form of payments, at any time in its sole discretion.  The Compensation Committee may also, in its sole discretion, determine to either increase the payout under the Bonus Plan for extraordinary achievement or to reduce payout if economic and business conditions warrant.